Via: EDGAR



March 31, 1998



Securities and Exchange Commission
Judiciary Plaza
455 Street N.W.
Washington D.C. 20549
Attention: Filing Desk

Re: Electromagnetic Sciences, Inc. (the "Company")
    File No. 0-6072 -- Definitive Proxy Material

Ladies and Gentlemen:

Accompanying this letter is the definitive form of Proxy Statement being used in connection with the solicitation of proxies for the Company's Annual Meeting to be held on May 1, 1998, together with the form of Proxy being used in connection with such solicitation. These documents are submitted for filing pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934.

The enclosed proxy materials are being released to the Company's shareholders on approximately April 1, 1998, accompanied by the Company's 1996 Annual Report to its shareholders. Seven copies of that report are being forwarded by mail to the Commission on the date hereof.

Please direct any inquiries concerning this filing to the undersigned.

Very truly yours,

ELECTROMAGNETIC SCIENCES, INC.



By: /s/William S. Jacobs
        William S. Jacobs
        Vice President and General Counsel




                 ELECTROMAGNETIC SCIENCES, INC.

          NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                 TO BE HELD ON MAY 1, 1998


     Notice is hereby given that the Annual Meeting of Shareholders of Electromagnetic Sciences, Inc. (the "Company") will be held at 4:00 p.m. local Atlanta time on May 1, 1998, at the Atlanta Marriott Norcross, 475 Technology Parkway, N.W.,
Norcross, Georgia, for the following purposes:

     (1) To elect six members of the Board of Directors to serve during the ensuing year; and

     (2) To transact such other business as may properly come before the Meeting or any adjournment thereof.

     Only holders of record of common stock of the Company at the close of business on March 20, 1998, will be entitled to notice of and to vote at the Meeting or any adjournment thereof.

                              By Order of the Board of Directors,


                              WILLIAM S. JACOBS, Secretary

Norcross, Georgia
March 30, 1998




WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS
IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.   IF YOU DO ATTEND
THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.


                   ELECTROMAGNETIC SCIENCES, INC.
                         660 Engineering Drive,
            Technology Park/Atlanta, Norcross, Georgia 30092

                           PROXY STATEMENT

              FOR THE ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON MAY 1, 1998

                         GENERAL INFORMATION

Shareholders' Meeting

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Electromagnetic Sciences, Inc. (the "Company") of proxies to be used at the Annual Meeting of Shareholders to be held at 4:00 p.m. local Atlanta time on May 1, 1998, at the Atlanta Marriott Norcross, Norcross, Georgia. This Proxy Statement is being mailed to shareholders on approximately March 30, 1998.

Matters to be Acted Upon

     The following matters will be acted upon at the Annual Meeting of Shareholders:

     (1) The election of six members of the Board of Directors, each to serve a term of one year and thereafter until his successor is duly elected and qualified; and

     (2) The transaction of such other business as may properly come before the Meeting or any adjournment thereof.

Revocation of Proxies

     A proxy form is enclosed herewith. Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by giving written notice of such revocation to the Secretary of the Company at 660 Engineering Drive, Technology Park/Atlanta, Norcross, Georgia 30092, or by executing and delivering to the Secretary of the Company a proxy bearing a later date. A proxy may also be revoked at the Annual Meeting by any shareholder present at the Annual Meeting who elects to vote in person.

Voting of Proxies

     When the enclosed proxy is properly executed and returned, the shares that it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented thereby will be voted in favor of the six nominees for election to the Board of Directors. The Board of Directors does not know of any other business to be brought before the Meeting, but it is intended that as to such other business, if any, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder.

     Only holders of record of issued and outstanding shares of common stock of the Company at the close of business on March 20, 1998, are entitled to notice of, or to vote at, the Annual Meeting. Each holder is entitled to one vote for each share of common stock held on the record date. On March 20, 1998, there were 8,632,322 shares of common stock outstanding and entitled to vote.

Cost of Solicitation

     The cost of soliciting proxies will be borne by the Company.
Officers, directors and employees of the Company may solicit proxies by telephone, telegraph or personal interview.

1999 Shareholder Proposals

     Any proposals by shareholders intended for presentation at the 1999 Annual Meeting must be received by the Company at its principal executive offices, attention of the Secretary, no later than December 4, 1998, in order to be included in the proxy materials for that Meeting.


                     ELECTION OF DIRECTORS

     The Company's Bylaws provide that the number of members of the Board of Directors shall be determined by the Board, which has set
that number at six.   Unless otherwise directed, it is the intention
of the persons named in the enclosed form of proxy to vote such proxy in favor of the election of the six persons named below as directors of the Company. Each such person will serve until the next Annual Meeting of Shareholders and thereafter until his successor is elected and has qualified. In case any of the named nominees should become unable to serve, or for good cause will not serve, the persons named in the proxy will have the right to use their discretion to vote for a substitute or substitutes or to vote only for the remaining nominees.

     Assuming the presence of a quorum at the Meeting, the nominees will be elected by favorable vote of a plurality of the shares actually voted. Abstentions and broker non-vote shares will be considered as present for the purposes of determining the presence of a quorum, but will not otherwise be considered in determining the outcome of the vote. Shares for which authority to cast a favorable vote is affirmatively withheld will be treated as voting shares in determining whether the requisite plurality has been achieved.

     The table on the following page lists the nominees and their ages, their other positions with the Company, their principal occupations at present and during the past five years, and the year each was first elected as a director. Except for Messrs. Smith and Thagard, all nominees are currently directors of the Company and were elected by the shareholders at the last Annual Meeting.

                                                         Year First
      Name and Principal Occupations                       Elected
          for the Last Five Years               Age        Director
------------------------------------------      ---       -----------
Jerry H. Lassiter                               67          1978
  Private investor organizing and managing interests in finance and real estate.

John B. Mowell                                  63          1984
  President, Mowell Financial Group, Inc.,
  Tallahassee, Florida, an investment
  counseling firm.

Don T. Scartz                                   55          1995
 Senior Vice President  and Chief
 Financial Officer, Treasurer of the
 Company.

Thomas E. Sharon, Ph.D.                         52         1984
  President and Chief Executive Officer
  of the Company (since 1994); previously
  President and Chief Operating
  Officer of the Company.

Elvie L. Smith                                  72           --
  Mr. Smith is a Director of Pratt & Whitney
  Canada, Inc., a Canadian subsidiary of Pratt
  & Whitney, Inc. engaged in the design and manufacture of aircraft engines. Mr. Smith was Chief Executive Officer of Pratt &
  Whitney Canada, Inc. from 1980 to 1985, and served as its Chairman from 1984 to 1994.
  Since 1987, he has also served as a director of CAL Corporation, an Ottawa, Ontario, sub-sidiary of the Company.

Norman E. Thagard, M.D.                         54           --
  Since 1996, Professor, Bernard F. Sliger
  Eminent Scholar Chair, Florida State University,
  Director of College Relations, College of
  Engineering, Florida A&M University - Florida
  State University, and aerospace consultant.
  From 1978 until 1996, Dr. Thagard served as a
  NASA astronaut, participating in four Shuttle missions and one mission aboard the Russian Mir
  Space Station, for a total of 140 days in space.


Committees and Meetings of the Board of Directors

     The Board of Directors has designated a Compensation Committee, which during the past year has comprised Messrs. Lassiter and Mowell, John E. Pippin, Anthony J. Iorillo and John H. Levergood. This committee reviews and recommends to the Board compensation and benefits for the Company's executive officers, administers the Company's stock option plans with respect to the participation of employees who are officers and directors, and is responsible for reviewing and approving any related party transactions involving the Company. The Compensation Committee met three times during the last fiscal year. The Board has also designated an Audit Committee composed during the past year of Messrs. Lassiter and Mowell; the principal functions of this committee are to meet with the Company's independent auditors, to review the Company's consolidated fiscal year financial statements, to review the independence, qualifications and activities of the independent auditors, and to recommend to the Board of Directors the appointment of the independent auditors. This Committee met one time during 1997, and its members also consulted on various occasions during the year with members of the accounting staff and the independent auditors. The Stock Incentive Plan Committee of the Board consists of Dr. Sharon and Messrs. Levergood and Scartz; this committee, which met two times during the last fiscal year, is generally responsible for administering the Company's stock option plans with respect to the participation of employees who are not officers or directors.

     The Company's Board does not maintain a standing nominating committee. However, because three of the current members of the Board are not standing for election to further terms, the Board designated an ad hoc committee, consisting of Dr. Sharon and Messrs. Lassiter, Levergood and Mowell, with authority and responsibility to review qualifications of prospective directors and to determine the Board's nominations, as set forth in this Proxy Statement, for election at the 1998 Annual Meeting.

     During the last fiscal year, there were four meetings of the Company's Board of Directors. No director attended fewer than 75% of the aggregate of all meetings of the Board and of all committees on which he served.


Compensation and Other Arrangements with Directors

     Each director who is not an employee of the Company is paid $1,000 per meeting attended (excluding telephonic meetings) plus $3,000 per quarter served. Each director who is also an employee of the Company is paid $500 per meeting attended (excluding telephonic meetings) and $500 per quarter served. Committee meetings that are not held in conjunction with a full Board meeting are separately compensated at the rate of $500 per meeting. Travel expenses are paid to out-of-town directors.

     Each current non-employee director has previously received an option for the purchase of 10,000 shares of common stock. These options have an exercise price equal to the fair market value of the common stock on the date of grant, and become exercisable as to 2,000 shares on the date six months following the date of grant and as to an additional 2,000 shares on each of the first through fourth anniversaries of such six-month date.

     The 1997 Stock Incentive Plan (the "1997 Plan") provides similar automatic option grants to future non-employee directors (including Messrs. Smith and Thagard) at the time of their initial election.
The 1997 Plan also provides to both future and current non-employee directors automatic annual grants, beginning after five years of service, of options to acquire 2,500 shares, at an exercise price equal to fair market value on the date of grant, and first exercisable six months after that date. Messrs. Lassiter and Mowell first received these additional option grants in 1997, and will receive further such grants upon re-election as directors at the Annual Meeting. For all of these options granted to non-employee directors, the exercise price (together with any applicable taxes) may be paid in cash, by delivery of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. Upon the optionee ceasing to be a director for any reason, these options terminate and are forfeited to the extent that they are not exercisable at that time. Once exercisable, these options are non-forfeitable and remain exercisable until the tenth anniversary of the date of grant.

     At the time of Dr. Pippin's retirement as CEO, he and the Company entered into a consulting arrangement under which he has provided consulting services to the Company's current CEO. Such services are provided one day per week, plus additional days as requested by the CEO and agreed to by Dr. Pippin, and generally relate to the Company's strategic planning, proposed acquisitions, restructuring and integration of acquired businesses, and management organization and performance. Compensation is $5,000 per month, plus $1,000 per day for additional days. During the consulting period, Dr. Pippin has been included in the Company's group life and health insurance plans for executive officers, but does not otherwise participate in employee benefit plans. He has also been provided an office and secretarial services, an automobile, and certain tax
planning and return services.   The consulting agreement with Dr.
Pippin had an initial term of three years ending December 31, 1997. At that time, it was extended, with the approval of the other members of the Compensation Committee, through April 30, 1998.

     The Company has a consulting arrangement with Mr. Mowell, who provides assistance to the Company in connection with presentations to the investment community, reviews of potential financial transactions, and relations with financial analysts. For his services, Mr. Mowell receives a consulting fee of $12,000 per year plus reimbursement of expenses. The other members of the Compensation Committee have reviewed and approved the terms of this consulting arrangement.

     Mr. Smith serves as a director of CAL Corporation, a subsidiary of the Company. For this service, he is currently compensated at the rate of Can$1,500 per year plus Can$1,000 per meeting attended.


                          SECURITY OWNERSHIP

     The following table sets forth certain information concerning shares of the Company's common stock beneficially owned as of March 20, 1997, by the Company's directors and named officers, and as of December 31, 1997 by persons who beneficially own more than 5% of the common stock. Except as otherwise indicated, each person possessed sole voting and investment power with respect to the shares shown.



                                        Amount of         Approximate
                                        Beneficial         Percent of
                                        Ownership             Class
                                       ------------       -----------
Kopp Investment Advisors, Inc.        1,810,328 (1)          21.0%
6500 Wedgewood Road
Maple Grove, MN  55311

Dimensional Fund Advisors, Inc.         638,649 (2)           7.4%
1299 Ocean Avenue
Santa Monica, CA  90401

Brinson Partners, Inc.                  527,200               6.1%
209 South LaSalle
Chicago, IL  60604-1295

Wellington Management Company LLP       466,000               5.4%
75 State Street
Boston, MA 02109

T. Rowe Price Associates, Inc.          439,800(3)            5.1%
100 East Pratt Street
Baltimore, MD 21202


Anthony J. Iorillo                        6,000 (4)             *
Jerry H. Lassiter                        18,837 (4)             *
John H. Levergood                         2,000 (4)             *
John B. Mowell                           34,425 (4)             *
John E. Pippin                          219,525 (4)           2.5%
Don T. Scartz                            50,449 (4)             *
Thomas E. Sharon                        148,520 (4)           1.7%
Elvie L. Smith                              350 (4)             *
Norman E. Thagard                           -0-                 *
John J. Farrell                           6,791 (4)             *
William S. Jacobs                        21,899 (4)             *
Jeffrey A. Leddy                         24,538 (4)             *
All directors and executive officers
as a group (13 persons)                 568,013               6.4%
---------------------------------------
* Percentage of shares beneficially owned does not exceed 1%


    (1) Kopp Investment Advisors, Inc. has advised that it exercises investment discretion as to 1,726,028 shares, but does not vote the shares nor is it the owner of record.

    (2) Dimensional Fund Advisors, Inc. (Dimensional) has advised that the shares of which it is deemed to have beneficial ownership are held in the portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans; Dimensional serves as investment manager to all of these entities. Dimensional disclaims beneficial ownership of all such shares.

    (3)These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates)serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934 Price Associates expressly disclaims beneficial ownership of such securities.

    (4) Includes shares that are subject to currently exercisable options in the amounts of 6,000 for Mr. Iorillo, 12,500 for Mr. Lassiter, 2,000 for Mr. Levergood, 24,425 for Mr. Mowell, 79,050 for Dr. Pippin, 35,500 for Mr. Scartz, 86,169 for Dr. Sharon, 350 for Mr. Smith, 13,000 for Mr. Jacobs, 19,000 for Mr. Leddy. and 308,994 for
all directors and officers as a group.   For Mr. Mowell, Dr. Pippin
and Mr. Jacobs, these totals also include 5,000, 42,593 and 6,325 shares, respectively, as to which each person shares voting and investment power with family members but disclaims beneficial interest.


              EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following table discloses, for the years ended December 31, 1997, 1996 and 1995, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid, accrued or granted for those years, to the Chief Executive Officer and to each of the four most highly compensated other executive officers whose combined salary and bonus compensation for 1997 exceeded $100,000.


                                       Summary Compensation Table


                                                        Long-Term Compensation       All Other
                           Annual Compensation                  Awards           Compensation (1)
                                                                      Securities
                                                                      Underlying
Name and                                                Restricted   Options/SAR's
Principal Position     Year    Salary    Bonus   Other     Stock     (No. of Shares)

Thomas E. Sharon       1997  $273,863  $100,000  $ -0-   $  -0-          15,000         $22,856
President, Chief       1996   252,603    25,000    -0-      -0-          20,000          21,344
Executive Officer      1995   228,082     -0-      -0-      -0-          12,000          21,412
(from July 1994)
and Director

Don T. Scartz          1997   169,634    55,000    -0-      -0-           8,000          29,571
Senior Vice Presi-     1996   157,321    20,000    -0-      -0-          10,000          27,134
dent and Chief         1995   146,931     -0-      -0-      -0-           7,000          26,801
Financial Officer,
Treasurer

John J. Farrell        1997   194,539    50,000    -0-      -0-           8,000          22,977
Senior Vice President  1996   180,863    20,000    -0-      -0-           9,500          21,918
and President-Wireless 1995   107,699     -0-      -0-    78,000         35,000          10,677
Products Group


William S. Jacobs      1997   149,856    30,000    -0-      -0-           5,000          28,368
Vice President,        1996   144,398    15,000    -0-      -0-           6,000          27,221
General Counsel and    1995   139,160     -0-      -0-      -0-           4,000          26,269
Secretary



Jeffrey A. Leddy       1997   159,053    40,000    -0-      -0-           6,000           8,617
Vice President         1996   129,626    25,000    -0-      -0-           8,000           5,778
                       1995   111,931    28,000    -0-      -0-             -0-           5,466






Footnotes to Summary Compensation Table:

(1) For 1997, includes in the case of Dr. Sharon, $2,375 in matching contributions under the 401(k) plan, $6,882 in benefits associated with a split-dollar life insurance arrangement, and $13,599 under the defined contribution retirement plan; in the case of Mr. Scartz, $3,221 in matching contributions under the 401(k) plan and Employee Stock Purchase Plan, $8,517 under split-dollar insurance arrangements, and $17,833 under the defined contribution retirement plan; in the case of Mr. Farrell, $4,801 in matching contributions under the 401(k) and stock purchase plans, $9,755 under split-dollar insurance arrangements, and $8,421 under the defined contribution retirement plan; in the case of Mr. Jacobs, $4,121 in matching contributions under the 401(k) and stock purchase plans, $11,489 under split-dollar insurance arrangements, and $12,758 under the defined contribution retirement plan; and in the case of Mr. Leddy, $2,371 in matching contributions under the 401(k) plan and $6,246
under the defined contribution retirement plan.    In each case,
the split-dollar insurance arrangement benefit is the sum of (i) the premiums paid by the Company attributable to the term insurance portion of the policy, plus (ii) the implicit value of the balance of the premium, treating such balance as an interest-free loan to the scheduled termination date of the arrangement, based on interest and discount rates of 8%.

(2) Does not include personal benefits that do not exceed the applicable reporting threshold for any officer.

(3) Does not include certain options granted in 1997 with respect to 1996 service and previously reported in the 1996 Summary
Compensation Table.


OPTION EXERCISES DURING LAST FISCAL YEAR AND YEAR-END OPTION
VALUES

    The following chart sets forth certain information with respect to the named executives concerning the exercise in 1997 of options in the Company's common stock, and unexercised options in the Company's stock held as of December 31, 1997:


                                               Number of Shares Under-      Value of Unexercised
                       Year Ended            lying Unexercised Options    In-the-Money Options at
                   December 31, 1997         Held at December 31, 1997       December 31, 1997
                 Shares Acquired   Value
Name               on Exercise    Realized    Exercisable   Unexercisable  Exercisable Unexercisable
------             -----------    --------    -----------   -------------  ----------- -------------
Thomas E. Sharon      20,347     $396,789         86,169         35,000   $1,047,923         35,000
Don T. Scartz         15,000      221,250         35,500         32,906      497,000         90,645
William S. Jacobs        -0-          -0-         16,750         11,000      148,250         10,500
John J. Farrell          -0-          -0-            -0-         52,500          -0-        425,375
Jeffrey A. Leddy       3,500       33,688         19,000         22,000      281,750        134,000

Option Grants During the Last Fiscal Year

                    Number of    Percentage of
                      Shares     Total Options     Exercise
                    Underlying    Granted to          or
                      Options    Employees in     Base Price    Expiration       Grant Date
Name                  Granted     Fiscal 1997      Per Share        Date      Present Value(2)
------              ----------   ------------     ----------    ----------    ----------------

Thomas E. Sharon      20,000(1)      7.4%          $18.50         1/23/07         $277,200
                      15,000         5.6            23.50         7/25/07          264,090

Don T. Scartz         10,000(1)      3.7            18.50         1/23/07          138,600
                       8,000         3.0            23.50         7/25/07          140,848

William S. Jacobs      6,000(1)      2.2            18.50         1/23/07           83,160
                       5,000         1.9            23.50         7/25/07           88,030

John J. Farrell        9,500(1)      3.5            18.50         1/23/07          131,670
                       8,000         3.0            23.50         7/25/07          140,848

Jeffrey A. Leddy       8,000(1)      3.0            18.50         1/23/07          110,880
                       6,000         2.2            23.50         7/25/07          105,636


(1) Granted in 1997 with respect to 1996 service and previously reported in the 1996 Summary Compensation Table.

(2) Based upon the Black-Scholes option pricing model, assuming 0.60 expected volatility, a 5.7% weighted average risk-free rate of return, no dividend yield, and 10 years to exercise.



Employment Agreement

    The Company has an employment agreement with Dr. Sharon for services as an executive officer. This agreement originally expires on December 31,
1998, and specifies minimum annual salary of $200,000.   In addition, Dr.
Sharon is entitled to bonuses in amounts determined by the Board of Directors. In the event of disability, the salary would be continued at 100% less the amount of any other Company-sponsored disability benefits. In the event of death, 50% of the salary amount would be paid to Dr. Sharon's estate for the remainder of the contract term. In the event of a change in control of the Company after which Dr. Sharon resigned or his employment was terminated other than for cause or breach of the agreement, or due to death or disability, the Company would be obligated to pay to Dr. Sharon an amount determined by obtaining the product of (a) the greater of (i) his aggregate taxable compensation for the calendar year preceding the calendar year in which his employment expires, or (ii) his annualized salary for the calendar year in which his employment expires plus the greater of his aggregate bonus paid during either such year or the prior calendar year, and (b) the period expressed in years from the date his employment expires to the latest to occur of (i) December 31, 1998, (ii) the latest extension, if any, of the expiration date of his term of employment, or (iii) the third anniversary of the date on which the change of control occurs, which product would be discounted to present value. However, the amount payable to Dr. Sharon in connection with a change in control may not exceed the maximum amount that the Company would be entitled to deduct as compensation expense for federal income tax purposes.


Compensation Committee Report
on Executive Compensation

     The Compensation Committee of the Board of Directors has furnished the following report with respect to certain aspects of executive compensation:

          The Compensation Committee believes the Company's compensation policies should be designed to attract and retain experienced and well-qualified executive officers, and to provide significant incentives for financial and business achievements that benefit the Company's shareholders. As a result, the Compensation Committee seeks to maintain the salary component of each officer's compensation at a moderate level, provides bonuses based heavily on financial performance, and also provides stock options whose value depends on long-term appreciation in the market value of the Company's common stock.

          During 1996, the Committee engaged Arthur Andersen & Co. as compensation consultant to assist the Committee in reviewing the Company's executive compensation program, and in developing a more formalized structure for determining annual and long-term incentive arrangements. As a result of this review, the Committee and Board implemented the following executive compensation program for 1997.

          Base Salary. In determining 1997 base salaries, the Committee received a report from its compensation consultant with respect to the median level of competitive salary ranges for comparably sized companies in similar industries. The Committee also considered, as it has in the past, information provided through the American Electronics Association annual compensation survey, particularly data for companies having revenues similar to those of the Company. In exercising its judgment with respect to base salary adjustments, the Committee has not used these survey materials in any pre-determined mathematical manner. However, the Committee has sought to maintain executive officer base salaries at levels near the median for comparable positions in comparable companies, with modest deviations based on evaluations of the experience, qualifications and contributions of individual officers.

          Annual Incentive Compensation.   Following the Committee's review,
     the Committee recommended to the Board of Directors, and the Board adopted, the Company's Executive Annual Incentive Compensation Plan. Under this Plan, a target bonus is designated, as a percentage of base salary, for each executive officer at the beginning of each calendar year. As implemented for 1997, actual incentive compensation could vary from zero to 150% of the target. The extent (from zero to 150%) to which 70% of the target would be paid depended upon achievement by the Company of specified levels of profit before tax for the year and, in the case of operating subsidiary officers, on attainment by the subsidiary of specified profit before taxes. The extent to which the remaining 30% would be paid is determined by reference to performance against individual qualitative goals. The Committee retained the right to modify, either up or down, the incentive compensation otherwise payable based on achievement of financial goals, in the event of unusual circumstances, as determined by the Committee, affecting the Company's or subsidiary's financial performance during the year.

          The incentive compensation awards to executive officers, as set forth in the Summary Compensation Table, were determined under the Executive Annual Incentive Plan, reflecting that during 1997 the Company significantly improved its financial performance and exceeded threshold target levels of profitability, but did not fully achieve beginning-of-year earnings objectives. The awards also reflect downward adjustments based on the level of cash used during the year, and to take into account the effects on reported earnings of certain non-operating items. Finally, the rewards reflect the Committee's evaluations (based as to other officers on reviews provided by the CEO) of each officer's achievement of individual qualitative goals and, in the case of operating subsidiary officers, adjustments believed appropriate as a result of changes during the year in such factors as competitive circumstances, currency exchange rates and job responsibilities.

          Long-Term Incentives -- Stock Options. The Company has from time to time granted stock options to the CEO and other executive officers, in order to provide long-term incentive compensation directly linked to growth in shareholder value. As a result of the Committee's review and the recommendations of its compensation consultant, the Committee believes that options should be granted annually and on a systematic basis at levels determined to be competitively appropriate. However, the Committee has not adopted a formal program for automatically granting options, and annual grants will remain in the Committee's discretion. In general, the Committee believes that early in each year options should be granted having a calculated value, based on the Black-Scholes model, equal to a substantial percentage of each officer's base salary. All options would be granted at exercise prices equal to market value on the date of grant, and would require a substantial period of service before they could be exercised. The Committee also believes that the percentage of base salary that should be used in determining annual stock option awards should increase with an officer's level of responsibility and his or her potential to affect shareholder value.
     The option awards included in the Summary Compensation Table reflect the Committee's approach to annual option grants.

          Compensation of the Chief Executive Officer. For 1997, Dr. Sharon's base salary was increased from $245,000 to $275,000 per year. This increase occurred following review by the Committee of compensation data for other public companies engaged in similar businesses, and for companies included in the American Electronics Association's 1996 executive compensation survey. In each case, the data was analyzed based on company revenues. Following the increase, Dr. Sharon's base salary remained below the midpoint for CEO's of similar-sized companies included in the AEA survey. The Committee based Dr. Sharon's salary increase on the available comparative data, and on its favorable view of Dr. Sharon's continuing efforts to organize the Company's various technical and marketing resources to better address potential commercial wireless communications opportunities.

          As discussed above, Dr. Sharon's bonus compensation for 1997, like that of other executive officers, reflects that while the Company's financial performance significantly improved during 1997, it did not fully attain beginning-of-the-year earnings objectives. It also reflects the Committee's favorable evaluation of Dr. Sharon's leadership in achieving revenue growth by identifying and addressing potential commercial wireless communications markets, as well as negative adjustments based on non-operating income items and the Company's use of cash during the year.

          Following review of the report of its compensation consultant, the Committee concluded that for 1997 an annual grant of stock options, having a Black-Scholes valuation of approximately 90% of base salary, constitutes an appropriate level of long-term incentive compensation for the CEO. The stock options included in the Summary Compensation Table were granted based on this approach.

          Submitted by the members of the Compensation Committee:

                              Jerry H. Lassiter, Chairman
                              Anthony J. Iorillo
                              John H. Levergood
                              John B. Mowell
                              John E. Pippin



Shareholder Return

     The annual changes for the five-year period shown in the following graph are based on the assumption that $100 had been invested in the common stock of Electromagnetic Sciences, Inc. and each index on December 31, 1992.

        Comparison of Five-Year Cumulative Total Return
       Electromagnetic Sciences, Inc. Common Stock (ELMG)
   S&P Composite-500 and S&P High Technology Composite Indices


                   Base             Years Ending
                  Period
                   12/92  12/93   12/94   12/95   12/96   12/97
                   -----  -----   -----   -----   -----   -----
S&P 500 Index       100  110.08  111.53  153.45  188.68  251.63
Technology-500      100  123.01  143.37  206.51  292.98  369.43
ELMG                100  104.69  151.57  137.51  240.64  253.14









  SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act, each executive officer, director and beneficial owner of 10% or more of the Company's common stock is required to file certain forms with the Securities and Exchange Commission. A report of beneficial ownership of the Company's common stock on Form 3 is due at the time such person becomes subject to the reporting requirement and a report on Form 4 or 5 must be filed to reflect changes in beneficial ownership occurring thereafter. Based on written statements and copies of forms provided to the Company during and for 1997 by persons subject to the reporting requirements, the Company believes that all Forms 3, 4 and 5 required to be filed by such reporting persons during 1997 were filed on a timely basis.

                INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP acted as the Company's independent public accountants during the last fiscal year and, it is anticipated, will continue to act as such during the current fiscal year. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting to respond to appropriate questions, and will have the opportunity to make a statement if he desires to do so.


                    AVAILABLE INFORMATION

  The Company files Annual Reports on Form 10-K with the Securities and
Exchange Commission.   A copy of the Annual Report for the fiscal year ended
December 31, 1997 (except for exhibits thereto) may be obtained, free of charge, upon written request by any shareholder to Electromagnetic Sciences, Inc., Attn: Don T. Scartz, Treasurer, 660 Engineering Drive, P. O. Box 7700, Norcross, Georgia 30091-7700. Copies of all exhibits to the Annual Report are available upon a similar request, subject to payment of a $.15 per page charge to reimburse the Company for its expenses.

Norcross, Georgia
March 30, 1998


















                          PROXY CARD
                          ----------

                ELECTROMAGNETIC SCIENCES, INC.

     The undersigned hereby appoints John E. Pippin, Thomas E. Sharon and William S. Jacobs, and each of them with individual power of substitution, proxies to appear and vote all shares of the common stock of Electromagnetic Sciences, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on the 1st day of May, 1998, and at all adjournments thereof, as indicated with respect to the following matters:

(1)  To vote FOR    or WITHHOLD AUTHORITY to vote for    electing the
following six members of the Board of Directors, except as marked to the contrary.

Jerry H. Lassiter, John B. Mowell, Don T. Scartz, Thomas E. Sharon, Elvie L. Smith, Norman E. Thagard

     INSTRUCTIONS: If he or she so chooses, any shareholder may withhold authority to vote for any nominee by lining through or otherwise striking out the name of such nominee. The above-named proxies will vote for the election of any nominee whose name is not deleted.


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE LISTED
NOMINEES.

(2) In accordance with their best judgment upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.


THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY INSTRUCTIONS INDICATED HEREON. IF NO INDICATION IS MADE, IT WILL BE VOTED "FOR" THE LISTED NOMINEES.


The Board of Directors is not aware of any matters to be presented for action at the Annual Meeting of Shareholders, other than the election of Directors.

This proxy is revocable at any time prior to its use.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

PLEASE DATE AND SIGN THIS PROXY ON THE REVERSE SIDE.

                ELECTROMAGNETIC SCIENCES, INC.

To Shareholders:

     Please mark this proxy on the reverse side, date and sign this proxy below, and return it to us promptly in the enclosed envelope, which requires
no postage.   Please sign exactly as your name appears below and indicate any change of address.






                                   Dated:            , 1998
                                         ------------
                                   BE SURE TO DATE THIS PROXY


                                   ----------------------- (L.S.)


                                  ----------------------- (L.S.)
                                  Signature(s) should correspond
                                  with name(s) on reverse side.
                                  When signing in a fiduciary or
                                  representative capacity, give
                                  full title as such.